Exhibit 99.2

LogicMark(Q4 Results)

March 28, 2023

Corporate Speakers:

●	Louie Toma; Core IR; Managing Director, Research

●	Chia-Lin Simmons; LogicMark, Inc.; President, CEO, Secretary & Director

●	Mark Archer; LogicMark, Inc.; CFO

Participants:

●	Allen Klee; Maxim Group LLC; MD & Senior Equity Research Analyst

PRESENTATION

Operator^ Good day, and thank you for standing by. Welcome to the LogicMark’s Fourth Quarter and 2022 Financial Results and Corporate Update Conference Call. (Operator Instructions) Please be advised that today’s conference is being recorded. I would now like to turn the call over to Louie Toma from Core IR, the company’s Investor Relations firm.

Louie Toma^ Good afternoon, and thank you for participating in today’s conference call. Joining me from LogicMark’s leadership team are Chia-Lin Simmons, Chief Executive Officer; and Mark Archer, Chief Financial Officer.

During this call, management will be making forward-looking statements, including statements that address LogicMark’s expectations for future performance or operational results and anticipated product launches. Forward-looking statements involve risks and other factors that may cause actual results to differ materially from those statements.

For more information about these risks, please refer to the risk factors described in LogicMark’s most recently filed Annual Report on Form 10-K and subsequent periodic reports filed with the SEC and LogicMark’s press release that accompanies this call, particularly the cautionary statements in it.

The content of this call contains time-sensitive information that is accurate only as of today, March 28, 2023. Except as required by law, LogicMark disclaims any obligation to publicly update or revise any information to reflect events or circumstances that occur after this call. It is now my pleasure to turn the call over to the company’s CEO, Chia-Lin Simmons.

Chia-Lin Simmons^ Thank you, Louie. Welcome, everyone, and thanks for joining us. Our fourth quarter represents rebuilding period for the company as we focus on developing new innovative products and investing in our sales and marketing efforts to drive sustained growth and shareholder value.

During the year, we added key expertise in sales and marketing roles that will help drive these initiatives. In September, we added John Federico as Senior Product Director. In this role, John has been focusing on managing our product development efforts as we work towards launching new leading-edge products. The extensive experience in product management with various technology companies, including Audible, Dell and Cisco, will be a significant asset as we bring new products to market.

In October, Garett Hunter joined us as Senior VP of Marketing. Garett also has extensive experience with consumer product marketing companies with 20 years of relevant marketing experience as Senior Vice President of LifeMD, VP of Growth at UNI and co-founder of Gravity Brands and Vegamour. In December, we added Brady Farrell as VP of Sales, plus extensive sales experience of various med tech companies that will be key in helping LogicMark achieve its sales objectives.

He come to us with a background in both large companies like 3M, where he was a regional sales director, to start-up medical device companies like Argon and Monarch. These strong additions to our team highlights our commitment to building new innovative products, as well as having the strong sales team that will take these new offerings in addition to our current best-selling products to market.

The care economy represents a significant opportunity, and we are the only public pure play company dedicated to addressing those needs. We believe that our new products and our key hires position us to capitalize on that competitive advantage.

Our Q4 revenue decreased from the high levels we experienced earlier in the year as we benefited from a boost in sales as U.S. Veterans Health Administration business and customers upgraded to 4G devices. With this upgrade cycle now complete, we expect future sales to be driven by the launch of new products, as well as new sales channels. We are confident that these new products will provide a competitive offering that will be well received in the market.

We look forward to providing updates as we complete our product development and approach their launch. As a reminder, we launched a direct-to-consumer sales channel in July to enable customers to purchase directly from us. Revenue and AOV from this channel continues to rise, while media spend remains relatively flat, helping to increase margin.

With implementation of new upsell cross-sell sale flows in December, we look to continue this trend moving into the rest of 2023. Additionally, we will be further extending our direct-to-consumer sales channel with the launch of the LogicMark Amazon store, which we expect to go live by the end of next month.

As we continue to invest in our sales and marketing and new product initiatives, we did so in a prudent and cost-effective way with our additional focus on minimizing our corporate expenses.

One way, we fortify our product development efforts to through the application for and receiving patents that will protect our position and investments made. These provisional applications include various techniques that, one, ensure the quality of wellness care systems and delivery, two, incorporates various machine learning and AI techniques, and three, focus on systems in support of wellness in multiparty interactions.

True provisional patent applications were filed in the third and fourth quarter that focus on machine learning and AI, making about a total of 5 provisional patents filed in 2022 for the company.

In Q4, we also focused on starting to move some of those provisional patents into final filings in 2023. We expect to move two of those provisional patents into final patent filings in early 2023. We have experienced some delays in the launch of our new products that we are working through.

We expect those will resolve within the next few quarters, and we are planning to bring our first software product to the market in Q2. With $7 million in cash as of December 31, 2022, and $5.2 million of gross proceeds that we raised in registered offering in January 2023, we are now well positioned to further execute our strategy as we launch new products and establish additional sales channels.

Our business plan is solid, and we believe that the coming (inaudible) driven by the growth in the elderly population and the presence to age out home, will create a perfect storm for our offerings. We are confident that as we execute we will become a leading provider of core solutions and services and expanding care economy. I’ll now pause and ask Mark Archer to discuss our 2022 financial results, and then I’ll return to provide some closing remarks.

Mark Archer^ Thank you, Chia-Lin. Here are the financial results for the year ended December 31, 2022. The Revenue for the year ended December 31, 2022, was $11.9 million, up 19% from prior year. The increase in revenues resulted from improved sales, VA hospitals and clinics. Gross profit was $7.2 million for the year ended December 2022 versus $5.8 million in 2021 and an increase of 25%. Gross margin increased 300 bps to 60.7% from 57.7% in the prior year.

Gross profit increased as a result of higher revenues and lower inbound freight costs. Total operating expenses increased 6% in fiscal year 2022, totaling $14.1 million compared to $13.3 million in fiscal 2021. Last year’s our fiscal ’21 results included a $4.5 million charge for goodwill impairment. Net loss attributable to common shareholders for the year was $7.3 million, versus a net loss of $14 million in fiscal ’21, an improvement of $6.8 million.

The results for the year ended December 31, 2021, included $2.9 million in warrant modification expense. Net loss per share improved from a loss of $2.25 per share in the fiscal year ended 2021 to a net loss of $0.76 per share in the year ended 2022, an improvement of $1.49 per share. Of that improvement, $0.40 per share was attributable to the 53% increase in common shares outstanding between the 2 years.

Cash balance as of December 31 was $7 million before the addition of $5.2 million of gross proceeds raised in our January registered offering. I’ll now turn the call back to Chia-Lin.

Chia-Lin Simmons^ Thanks, Mark. 2022 has been a busy year as we focus on innovating solutions that enable loved ones with safely in their own homes for ensuring that they’re being properly monitored and appropriately cared for. We are LogicMark, are beyond excited about these opportunities and continue to work tirelessly to provide leading-edge solutions to address this evolving care economy. At this time, I will open the call to questions. Operator?

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) Our first question comes from Allen Klee with Maxim.

Allen Klee^ Can you talk a little about your new product strategy and how you plan to -- what do you think the competitive advantages of the products are in the go-to-market strategy?

Chia-Lin Simmons^ Sure. Allen, great to chat with you. So one of the things that we’re looking at is trying to bring some of those IoT capabilities and machine learning and AI into a particular sort of products offerings. And so today, if you look at the majority of the technologies, what we’re seeing lacking primarily is a couple of different things. First, I want to talk about fall detection. So fall detection today typically utilizes things such as accelerometer and gyroscope, speed and tilt.

So we’re -- we actually have the patent on adding additional multifactor sort of sensor capabilities into a PERS device, including the capability to have an altitude rear, allowing us to lead the distance between sort of where you were, to where you sort of ended up as a device. And so think about this as tilt, speed and distance. And so that provides a much better accuracy around what is fall -- what really is a fall versus potentially you just sitting down too quickly.

And so adding those sort of features around machine learning and AI is one of the ways for us to actually fine-tune that while detection to really be personalized to the individual, as well as giving us the capability to also take the aggregate data and be able to sort of learn more on how your sort of pattern of movement and so forth compared to those where we have similar age and perhaps the health background.

And so for example, we’re able to -- as we sort of learn more of your capability and we start adding some of these features into the new products, be able to say, look, on Tuesdays and Thursdays, looks like you’re falling, we check in with you and looks like it’s not to fall, but it happens at 10:00 at this geographic location, it looks like it’s a yoga studio.

So on Tuesdays and Thursdays, what seems to be a fall is not a fall. So eliminating some of those issues related to false positives when it comes to reasons why people don’t actually want to wear a device because these devices go off all the time, thinking that you’ve fallen and it causes a bit of a nuisance for a lot of people who wear them.

And so what we’re really trying to do is to learn your patterns and understand basically how best to sort of manage your experience as well as also, again, aggregate and sort of learn around that. So machine learning and AI is very crucial to that. And we think that, that’s really something that we’re not seeing in the market today.

Secondarily, you’ll see that all of our new products moving forward will include new sort of hardware features that make it much more modern in terms of sharing data, for you to share data with us, and for your caretakers to check in with you and get the much more interactive experience, so that we can add that to a better learning and understanding of who you are from a health communications perspective.

And so instead of now being a reactive technology like a lot of these enhanced products are in the marketplace, we’re obviously working to get you to help that you need quickly as possible, but we’re also trying to be reactive -- and be proactive. So via a technology that is checking in on your health and allowing your caretakers to check in on your health more actively versus just basically responding where you’re having an emergency situation. And so it becomes a much more comprehensive technology product.

How we sort of also win here is that a lot of these technology companies or a lot of these companies that were competing against in this particular category space, they don’t have to make their own technology. They tend to buy them off the shelf, which is great. But we -- our technology is somewhere building our own technology.

So that means that we’re building our own AI algorithm, we’re building our own user experience that is more conducive to an end user, your elderly loved ones so that user experience is much more positive towards somebody who is aging. As well as a user experience that is conducive to a multicare taker environment, whether or not that be a family of three or four whether or not it’s a family of three or four in the next door neighbor and the professional care taker, right? Because there’s a lot of coordination that’s involved.

And so we’re really focused on trying to bring a comprehensive technology suite to the market versus basically, hey, we’re a monitor focused company and here is independent product that we didn’t build, that we’re going to make offerings to you, and we’ll connect our sort of call services to you, instead offering product that have the same user experience across the board.

So we don’t have to relearn that, but also have a really wonderful sort of caretaker experience, as well because we know that at the end of this sort of product, it’s not just about people who are wearing the devices, but it’s also the people who care about them, the sandwich generation who also wanted to make sure that their family members are safe and now coordinating their care.

And so we go into this, as we spoke about since we’ve taken over the company was this idea of having a CPaaS system, a caring platform as a service of offering a really comprehensive capability to the care economy versus sort of things that you pull together randomly on different sort of offerings and products. I hope that’s helpful.

Allen Klee^ I’m curious when you’ve done your market research, what has -- people who are in the market to buy, what do they say is the most important things? And how do you think you’ve addressed that?

Chia-Lin Simmons^ Yes. Some of the most important things that is -- and you have to take a look at customers and sort of two different sort of groups. First is the end user, right? The people who are actually wearing the devices. So they want to device that is much better about getting rid of false positives, right?

They don’t want to wear a device that constantly goes off, that force the system to turn off fall detection because fall detection is faulty, right? And so it’s going off at the time, and it makes them feel very inconspicuous when their randomly walking and they might just slow down and it triggers something. So that’s really like always a first concern to people that these false positives happens quite frequently.

Secondarily is that these devices, the way they look, the way they feel make people feel old and they don’t want to wear it. And so that they don’t feel like they are the people who need these types of “devices”, which is just unsightly, right?

And so they care about not feeling like they’re sticking out and making them feel like they’re elderly even so they need a little support, right? And so redesigning these assets. So they look like just that everyday type of technology that you and I and all of us carry within our lives, make it easier for this to be adopted by those who need it the most.

And if you look at the people who are actually the caretakers, the sandwich generation, the 1 in 4 millennials and half of GenXers we always talk about, for them, it’s about how do I offer something that is comprehensive. So my parents, I can monitor them without feeling like I’m overwhelming them like big brother. So that means that we give them the capability to sort of understand that the parents are safe without feeling that they’re intruding.

And so we do that by basically not turning on certain features that may seem intrusive until we need it, right? A fall incident occurs, the button is pushed so that it’s not like there’s a camera turned on in your home constantly so that you have the brother looking at you because that’s one thing that I think both the caretakers and the loved ones do not want to have.

Secondarily is that they’re constantly coordinating care. Caretaking can be a very lonely process and it’s also one that’s very complex. And so how do they coordinate care with a professional caretaker of their out of state to sort of sharing this responsibility among family members and next door neighbors that becomes extremely unwieldy experience and so they’re very interested in having a system that allows them to be able to sort of organize effectively being that key.

And then the third piece for both parties is the idea of having security and safety even when things may not go quite right. And I call that the triple protection, which is generally speaking now for the people who are using the products, they want to know that if they need it, somebody is there.

And so if I’m a loved one, elderly loved one, maybe sometimes my son is in a meeting and he has his phone turned off. And so if I have an emergency, I cannot reach him. So but now what? And so having the capability to say, look, if I cannot reach my son, who is typically my caretaker then I know that I’m going to be protected because this -- my device will bump into my next person who’s a caretaker. And if that person can’t be reached, I can go to a 24/7 monitor service where I could go directly to 911.

I call it the triple protection, right? So they want to know that there’s a comprehensive capability to be covered. And not only does that make the end user comfortable, but it also makes their caretakers comfortable that in the off chance that they are in a bad phone zone or they’re in a meeting that their loved one or the parent has always taken care of. So those are the things that matter the most to them. That’s what we sort of rolled out in our rolling out.

Allen Klee^ Very interesting. How do you think about the best way to -- or what your marketing strategy, sales and marketing would be for this year?

Chia-Lin Simmons^ Yes, that’s a really great question. And so we are continue -- we continue to be bullish on sort of going into the B2C market, of course. Assuming that the cost is not overwhelming, and mainly because that B2C experience is so crucial, people want to know who’s taking care of their loved one.

And so they need to have that sort of direct experience with us. They need to know that we have excellent customer service. And the only way you’re going to experience that is to have a direct relationship with us.

And that’s through our service and through our amazing customer support staff and through a web experience -- comprehensive web sort of contract and experience with us. And so that’s really the key. And we’ll be doing what we would say is typically sort of where we need to reach our audience. I mean the reality of this is that most people who are buying these products, the people we really mostly need to reach is actually the people who are caretakers.

So they’re the ones who’s doing research for their parents because probably like a lot of parents, they don’t think that they need devices right now, the children, it’s the Gen Xers and the millennials who are doing that research initially, and so we’re trying to find them where they are. They’re all clustered around caring for elder loved ones and with Facebook groups. And they are clustered around sort of discussion areas, and all the different ways that people are looking to connect with other people with similar concerns.

And so we are really trying to reach out to them in those channels, specifically for B2C. When it comes to basically B2G, we continue to be -- we continue to grow that path. We’re very excited with as we roll out our monitor services to be going directly into the states and municipalities. We’ve mentioned the sort of the hiring of our VP of Sales. He has been extremely aggressive in hiring some of the best sales people I’ve seen in the marketplace.

And I’m very excited that not only are there amazing sales team, some of them are veterans, and they are -- understand the needs of our customers and both sort of on the sales side, as well as the end user side. So they’re aggressively growing our B2G footprint by visiting every clinic.

There’s thousands out there that we still need to talk to, as well as actually starting that initial foray into discussions on the B2B side with distributors and people who are operators of in-home networks for care, as well as retirement communities because, again, some of our services that we’re going to be rolling out really tied to these particular products and having the monitor services tied to those in-home care facilities and partners.

So we’ve actually done initial rollout and showing of the initial products to some of these folks, and we’re getting extremely good feedback, not just from our government partners, but as well as other B2B customers as well, potential customers as well.

Operator^ Thank you. And this concludes the Q&A session. I’d now like to turn the call back over to Chia-Lin for any closing remarks.

Chia-Lin Simmons^ I want to thank all of you who participated in our call today. I look forward to continuing to provide updates on our progress at the appropriate time. Thank you so much.

Operator^ Thank you. This concludes today’s conference call. Thank you for participating. You may now disconnect.